UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                          Powerwave Technologies, Inc.
                          ----------------------------
                                (Name of Issuer)

                         Common Stock, $.0001 par value
                         ------------------------------
                         (Title of Class of Securities)

                                   00045816A1
                                   ----------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 38 Pages



CUSIP No.  705324101                   13G                 PAGE   2   OF   38



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Ventures IV, L.P.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,989,272 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,989,272 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,989,272  shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                25.1%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 38 Pages



CUSIP No.  705324101                   13G                 PAGE   3   OF   38



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Partners IV, L.P.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,989,272  shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,989,272 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,989,272 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                25.1%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 38 Pages



CUSIP No.  705324101                   13G                 PAGE   4   OF   38



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Ventures III, L.P.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,989,272  shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,989,272 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,989,272 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                25.1%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 38 Pages



CUSIP No.  705324101                   13G                 PAGE   5   OF   38



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Partners III, L.P.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,989,272  shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,989,272 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,989,272 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                25.1%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 38 Pages



CUSIP No.  705324101                   13G                 PAGE   6   OF   38



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Summit Investors II, L.P.

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware limited partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,989,272 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,989,272 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,989,272 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                25.1%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 6 of 38 Pages



CUSIP No.  705324101                   13G                 PAGE   7   OF   38



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Stamps, Woodsum & Co. III

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Massachusetts general partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,989,272 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,989,272 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,989,272 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                25.1%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 38 Pages



CUSIP No.  705324101                   13G                 PAGE   8   OF   38



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Stamps, Woodsum & Co. IV

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Massachusetts general partnership

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,989,272 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,989,272 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,989,272 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                25.1%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                PN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 8 of 38 Pages



CUSIP No.  705324101                   13G                 PAGE   9   OF   38



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                E. Roe Stamps, IV

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,989,272 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,989,272 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,989,272 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                25.1%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 38 Pages



CUSIP No.  705324101                   13G                 PAGE   10   OF   38



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Stephen G. Woodsum

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,989,272 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,989,272 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,989,272 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                25.1%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 10 of 38 Pages



CUSIP No.  705324101                   13G                 PAGE   11   OF   38



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Gregory M. Avis

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,989,272 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,989,272 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,989,272 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                25.1%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 11 of 38 Pages



CUSIP No.  705324101                   13G                 PAGE   12   OF   38



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                John A. Genest

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,989,272 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,989,272 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,989,272 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                25.1%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 12 of 38 Pages



CUSIP No.  705324101                   13G                 PAGE  13   OF   38



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Martin J. Mannion

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,989,272 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,989,272 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,989,272 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                25.1%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 13 of 38 Pages



CUSIP No.  705324101                   13G                 PAGE   14   OF   38



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Ernest K. Jacquet

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,989,272 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,989,272 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,989,272 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                25.1%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 14 of 38 Pages



CUSIP No.  705324101                   13G                 PAGE  15   OF   38



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Bruce R. Evans

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,989,272 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,989,272 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,989,272 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                0.0%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 15 of 38 Pages



CUSIP No.  705324101                   13G                 PAGE  16   OF   38



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Thomas S. Roberts

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,989,272 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,989,272 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,989,272 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                25.1%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 16 of 38 Pages



CUSIP No.  705324101                   13G                 PAGE  17   OF   38



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Walter G. Kortschak

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        3,989,272 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       3,989,272 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                3,989,272 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                25.1%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 17 of 38 Pages



CUSIP No.  705324101                   13G                 PAGE  18   OF   38



------ -------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Joseph F. Trustey

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]
------
------ -------------------------------------------------------------------------
  3    SEC USE ONLY

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States

------ -------------------------------------------------------------------------
----------------------- ----- --------------------------------------------------
                         5    SOLE VOTING POWER

                                       0 shares
      NUMBER OF
                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
        SHARES           6    SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                        1,924,864 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
        PERSON                         0 shares

                        ----- --------------------------------------------------
                        ----- --------------------------------------------------
         WITH            8    SHARED DISPOSITIVE POWER

                                       1,924,864 shares

----------------------- ----- --------------------------------------------------
------ -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,924,864 shares

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                12.1%

------ -------------------------------------------------------------------------
------ -------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                IN

------ -------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 18 of 38 Pages



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                               Schedule 13G


Item 1(a).        Name of Issuer: Powerwave Technologies, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  2026 McGaw Avenue, Irvine, CA 92614

Item 2(a). Names of Persons Filing: Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors II, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Ernest K. Jacquet, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak and Joseph F. Trustey.

                  Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Summit Partners III, L.P. is the sole general partner of Summit Ventures III, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Jacquet, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. IV and Summit Investors II, L.P. Messr. Trustey is an individual general partner of Stamps, Woodsum & Co. IV.

Item 2(b).        Address of Principal  Business Office or, if None,  Residence:
                  The address of the principal business office of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. IV, Stamps, Woodsum & Co. III and Messrs. Stamps, Woodsum, Mannion, Genest, Jacquet, Evans, Roberts and Trustey is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Ventures III, L.P., Summit Partners III, L.P. and Summit Investors II, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Stamps, Woodsum & Co. IV and Stamps, Woodsum & Co. III is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts, Kortschak and Trustey is a United States citizen.



                               Page 19 of 38 Pages



Item 2(d). Title of Class of Securities: Common Stock, $.0001 par value per share.

Item 2(e).        CUSIP Number:00045816A1

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a)   [    ]      Broker or Dealer registered under Section 15
                                    of the Securities  Exchange Act of 1934 (the
                                    "Act").

                  (b)   [    ]      Bank as defined  in  Section  3(a)(6) of the
                                    Act.

                  (c)   [    ]      Insurance  Company  as  defined  in  Section
                                    3(a)(19) of the Act.

                  (d)   [    ]      Investment  Company registered under Section
                                    8 of the Investment Company Act of 1940.

                  (e)   [    ]      Investment  Adviser registered under Section
                                    203 of the Investment Advisers Act of 1940.

                  (f)   [    ]      Employee Benefit Plan, Pension Fund which is
                                    subject to the  provisions  of the  Employee
                                    Retirement  Income  Security  Act of 1974 or
                                    Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g)   [    ]      Parent Holding  Company,  in accordance with
                                    Rule 13d-1(b)(ii)(G) of the Act.

                  (h)   [    ]      Group,     in    accordance     with    Rule
                                    13d-1(b)(1)(ii)(H) of the Act.

                  Not Applicable.

Item 4.           Ownership.
                  (a)   Amount Beneficially Owned:

                        Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. IV, Stamps, Woodsum & Co. III and Summit Investors II, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 3,989,272 shares of Common Stock as of December 31, 1996. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts and Kortschak may be deemed to own beneficially 3,989,272 shares of


                               Page 20 of 38 Pages


                        Common Stock as of December 31, 1996. Messr. Trustey may be deemed to own beneficially 1,924,864 shares of Common Stock as of December 31, 1996.

                        As of December 31, 1996, Summit Ventures IV, L.P. was the record holder of 1,924,864 shares of Common Stock. As of December 31, 1996, Summit Ventures III, L.P. was the record holder of 1,924,864 shares of Common Stock. As of December 31, 1996, Summit Investors II, L.P. was the record holder of 139,544 shares of Common Stock. The shares held of record by Summit Ventures IV, L.P., Summit Ventures III, L.P. and Summit Investors II, L.P. are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 3,989,272 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. IV, Stamps, Woodsum & Co. III and Summit Investors II, L.P., each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts and Kortschak may be deemed to own beneficially 3,989,272 shares of Common Stock. In his capacity as individual general partner of Stamps, Woodsum and Co. IV, Messr. Trustey may be deemed to own beneficially 1,924,864 shares of Common Stock.

      (b) Percent of Class:

                        Summit Ventures IV, L.P.: 25.1%
                        Summit Partners IV, L.P.: 25.1%
                        Summit Ventures III, L.P.:  25.1%
                        Summit Partners III, L.P.:  25.1%
                        Stamps, Woodsum & Co. III:  25.1%
                        Stamps, Woodsum & Co. IV: 25.1%
                        Summit Investors II, L.P.: 25.1%
                        E. Roe Stamps, IV: 25.1%
                        Stephen G. Woodsum: 25.1%
                        Martin J. Mannion: 25.1%
                        John A. Genest: 25.1%
                        Gregory M. Avis: 25.1%
                        Ernest K. Jacquet: 25.1%
                        Bruce R. Evans: 25.1%
                        Walter G. Kortschak: 25.1%
                        Thomas S. Roberts: 25.1%
                        Joseph F. Trustey: 12.1%



                               Page 21 of 38 Pages


                        Powerwave Technologies, Inc. has not yet filed any Quarterly or Annual Reports. The foregoing percentages are calculated based on the 15,862,500 shares of Common Stock reported to be outstanding in its Prospectus dated December 6, 1996.

      (c)               Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:

                                    0 shares for each reporting person

                        (ii)   shared power to vote or to direct the vote:

                                    Summit Ventures IV, L.P.:  3,989,272 shares
                                    Summit Partners IV, L.P.:  3,989,272 shares
                                    Summit Ventures III, L.P.:  3,989,272 shares
                                    Summit Partners III, L.P.:  3,989,272 shares
                                    Stamps, Woodsum & Co. III: 3,989,272 shares
                                    Stamps, Woodsum & Co. IV:  3,989,272 shares
                                    Summit Investors II, L.P.:  3,989,272 shares
                                    E. Roe Stamps, IV:  3,989,272 shares
                                    Stephen G. Woodsum:  3,989,272 shares
                                    Martin J. Mannion:  3,989,272 shares
                                    John A. Genest:  3,989,272 shares
                                    Gregory M. Avis:  3,989,272 shares
                                    Ernest K. Jacquet:  3,989,272 shares
                                    Bruce R. Evans:  3,989,272 shares
                                    Walter G. Kortschak:  3,989,272 shares
                                    Thomas S. Roberts:  3,989,272 shares
                                    Joseph F. Trustey:  1,924,864 shares

                        (iii) sole power to dispose a direct the disposition of:

                                    0 shares for each reporting person

                        (iv) shared power to dispose or direct the disposition of:

                                    Summit Ventures IV, L.P.:  3,989,272 shares
                                    Summit Partners IV, L.P.:  3,989,272 shares
                                    Summit Ventures III, L.P.: 3,989,272 shares
                                    Summit Partners III, L.P.: 3,989,272 shares
                                    Stamps, Woodsum & Co. III: 3,989,272 shares
                                    Stamps, Woodsum & Co. IV:  3,989,272 shares
                                    Summit Investors II, L.P.:  3,989,272 shares
                                    E. Roe Stamps, IV:  3,989,272 shares



                               Page 22 of 38 Pages


                                    Stephen G. Woodsum:  3,989,272 shares
                                    Martin J. Mannion:  3,989,272 shares
                                    John A. Genest:  3,989,272 shares
                                    Gregory M. Avis:  3,989,272 shares
                                    Ernest K. Jacquet:  3,989,272 shares
                                    Bruce R. Evans:  3,989,272 shares
                                    Walter G. Kortschak:  3,989,272 shares
                                    Thomas S. Roberts:  3,989,272 shares
                                    Joseph F. Trustey:  1,924,864 shares

                  Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Powerwave Technologies, Inc., except in the case of Summit Ventures III, L.P. for the 1,924,864 shares which it holds of record, in the case of Summit Ventures IV, L.P. for the 1,924,864 shares which it holds of record, and in the case of Summit Investors II, L.P. for the 139,544 shares which it holds of record.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable

Item 6.           Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).



                               Page 23 of 38 Pages


                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 14, 1997

SUMMIT VENTURES IV, L.P.                    STAMPS, WOODSUM & CO. IV

By:   Summit Partners IV, L.P.              By:           *
                                                 -------------------------
                                                 E. Roe Stamps, IV
By:   Stamps, Woodsum & Co. IV                   General Partner

                                            SUMMIT VENTURES III, L.P.
      By:           *
          -----------------------
          E. Roe Stamps, IV                 By:      Summit Partners III, L.P.
          General Partner
                                            By:      Stamps, Woodsum & Co. III
SUMMIT INVESTORS II, L.P.
                                                     By:          *
                                                        ------------------------
                                                        E. Roe Stamps, IV
By: /s/ John A. Genest                                  General Partner
    ---------------------------
      General Partner

                                            SUMMIT PARTNERS III, L.P.
SUMMIT PARTNERS IV, L.P.
                                            By:      Stamps, Woodsum & Co. III
By:   Stamps, Woodsum & Co. IV
                                                     By:         *
                                                        ------------------------
                                                        E. Roe Stamps, IV
      By:        *                                      General Partner
         ---------------------
           E. Roe Stamps, IV
           General Partner
                                            STAMPS, WOODSUM & CO. III

                                            By:          *
                                               -------------------------
                                               E. Roe Stamps, IV
                                               General Partner


                               Page 24 of 38 Pages



          *                                                      *
------------------------                               -------------------------
Ernest K. Jacquet                                      E. Roe Stamps, IV

          *                                                      *
------------------------                               -------------------------
Bruce R. Evans                                         Stephen G. Woodsum

          *                                                      *
------------------------                               -------------------------
Walter G. Kortschak                                    Gregory M. Avis

          *                                                      *
------------------------                               -------------------------
Thomas S. Roberts                                      Martin J. Mannion

          *                                           /s/ John A. Genest
------------------------                               -------------------------
Joseph F. Trustey                                      John A. Genest



                                                    *By: /s/ John A. Genest
                                                         -----------------------
                                                          John A. Genest,
                                                          Attorney-in-Fact


* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                               Page 25 of 38 Pages


                                                                      Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Powerwave Technologies, Inc.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 14th day of February, 1997.

SUMMIT VENTURES IV, L.P.                    STAMPS, WOODSUM & CO IV

By:   Summit Partners IV, L.P.              By:            *
                                                ------------------------
                                                E. Roe Stamps, IV
By:   Stamps, Woodsum & Co. IV                  General Partner

                                            SUMMIT VENTURES III, L.P.
      By:           *
         ----------------------
         E. Roe Stamps, IV                  By:      Summit Partners III, L.P.
         General Partner
                                            By:      Stamps, Woodsum & Co. III
SUMMIT INVESTORS II, L.P.
                                                     By:         *
                                                         ---------------------
      /s/ John A. Genest                                   E. Roe Stamps, IV
By:   ---------------------------------                    General Partner
      General Partner

                                            SUMMIT PARTNERS III, L.P.
SUMMIT PARTNERS IV, L.P.
                                            By:    Stamps, Woodsum & Co. III
By:   Stamps, Woodsum & Co. IV
                                                   By:           *
                                                       -----------------------
                                                       E. Roe Stamps, IV
      By:         *                                    General Partner
          ----------------------
              E. Roe Stamps, IV
              General Partner               STAMPS, WOODSUM & CO. III

                                                   By:           *
                                                       -----------------------
                                                       E. Roe Stamps, IV
                                                       General Partner


                               Page 26 of 38 Pages



         *                                                      *
------------------------                               -------------------------
Ernest K. Jacquet                                      E. Roe Stamps, IV

         *                                                      *
------------------------                               -------------------------
Bruce R. Evans                                         Stephen G. Woodsum

         *                                                      *
------------------------                               -------------------------
Walter G. Kortschak                                    Gregory M. Avis

         *                                                      *
------------------------                               -------------------------
Thomas S. Roberts                                      Martin J. Mannion

         *                                             /s/ John A. Genest
------------------------                               -------------------------
Joseph F. Trustey                                      John A. Genest



                                                     *By: /s/ John A. Genest
                                                         -----------------------
                                                          John A. Genest,
                                                          Attorney-in-Fact


* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                               Page 27 of 38 Pages

                                                                       Exhibit 2
                                                                       ---------

                                 POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen
G. Woodsum and John A. Genest his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., Summit Partners, L.P., Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Stamps, Woodsum International & Co., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum &
Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., SW Management Corp., Summit Management Co., Summit Subordinated Debt Fund II, L.P., and Summit Partners SD II, LLC, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



                               Page 28 of 38 Pages









     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ E. Roe Stamps, IV
                                             -----------------------------------
                                             E. Roe Stamps, IV

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came E. Roe Stamps, IV known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]                              /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:




                               Page 29 of 38 Pages



     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Stephen G. Woodsum
                                             -----------------------------------
                                             Stephen G. Woodsum

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Stephen G. Woodsum known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]                              /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:



                               Page 30 of 38 Pages


     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Martin J. Mannion
                                             -----------------------------------
                                             Martin J. Mannion

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Martin J. Mannion known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]                              /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:




                               Page 31 of 38 Pages


     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ John A. Genest
                                             -----------------------------------
                                             John A. Genest

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came John A. Genest known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:




                               Page 32 of 38 Pages


     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 3rd day of February, 1997.

                                             /s/ Gregory M. Avis
                                             -----------------------------------
                                             Gregory M. Avis

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 3rd day of February, 1997, before me personally came Gregory M. Avis known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Katherine C. Ely
                                               ---------------------------------
                                               Notary Public

                                               May 28, 2000
                                               ---------------------------------
                                               My Comission expires:




                               Page 33 of 38 Pages


     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Ernest K. Jacquet
                                             -----------------------------------
                                             Ernest K. Jacquet

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Ernest K. Jacquet known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]                              /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:




                               Page 34 of 38 Pages


     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Thomas S. Roberts
                                             -----------------------------------
                                             Thomas S. Roberts

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Thomas S. Roberts known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]                              /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:




                               Page 35 of 38 Pages


     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Joseph F. Trustey
                                             -----------------------------------
                                             Joseph F. Trustey

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came John F. Trustey known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:




                               Page 36 of 38 Pages


     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Bruce R. Evans
                                             -----------------------------------
                                             Bruce R. Evans

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Bruce R. Evans known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:




                               Page 37 of 38 Pages



     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 3rd day of February, 1997.

                                             /s/ Walter G. Kortschak
                                             -----------------------------------
                                             Walter G. Kortschak

    State of California             )
                                    ) ss:
    County of Santa Clara           )



     On this 3rd day of February, 1997, before me personally came Walter G. Kortschak known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Katherine C. Ely
                                               ---------------------------------
                                               Notary Public

                                               May 28, 2000
                                               ---------------------------------
                                               My Comission expires:




                               Page 38 of 38 Pages